EXHIBIT 3.1

SECOND CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION OF
CABLE DESIGN TECHNOLOGIES CORPORATION

Pursuant to Section 242
of the
Delaware General Corporation Law

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     Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Secretary of Cable Design Technologies Corporation, a Delaware corporation (the “Corporation”), does hereby certify the following:

     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 18, 1988 (the “Original Certificate of Incorporation”).

     The Original Certificate of Incorporation was restated pursuant to a Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on November 10, 1993 (as amended as of the date hereof, the “Restated Certificate of Incorporation”).

     The Restated Certificate of Incorporation was amended by a Certificate of Amendment of the Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on December 12, 1996.

     The Restated Certificate of Incorporation is hereby amended by this Second Certificate of Amendment of the Restated Certificate of Incorporation, which has been duly proposed and adopted by the board of directors of the Corporation and approved by the stockholders of the Corporation, and all specifically affected classes or series of stockholders, in accordance with Section 242 of the Delaware General Corporation Law.

     The text of the Restated Certificate of Incorporation is hereby amended as follows:

     Article One of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     The name of the corporation is Belden CDT Inc. (hereinafter referred to as the “Corporation”).

     The first paragraph of Article Four of the Restated Certificate of Incorporation is hereby amended and restated in its entirety by the following two paragraphs:

     Authorized Shares. After giving effect to the reclassification of the Old Common Stock (as defined below) into New Common Stock (as defined below) pursuant to the immediately following paragraph of this Article Four, the total number of shares of all classes of stock of which the Corporation shall have authority to issue is Two Hundred and Two Million (202,000,000), of which Two Hundred Million (200,000,000) shares shall be common stock, par value of One Cent ($0.01) per share (“Common Stock”), and Two Million (2,000,000) shares shall be Preferred Stock, par value of One Cent ($0.01) per share (“Preferred Stock”).

     At the effective time of this Second Certificate of Amendment of the Restated Certificate of Incorporation, as provided in the immediately following paragraph (the “Effective Time”), each two (2) shares of Common Stock of the Corporation issued and outstanding or reserved for issuance or held in treasury as of the Effective Time (the “Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified into one (1) share of Common Stock (the “New Common Stock”), and each certificate which prior to the Effective Time represented two (2) shares of the Old Common Stock shall, from and after the Effective Time, be deemed to represent one (1) share of the New Common Stock. In connection with the preceding calculation, the Corporation shall not issue fractional shares but shall instead make a cash payment in lieu of any fractional shares, which payment shall be an amount equal to the product (rounded to the nearest whole cent) obtained by multiplying (A) the fraction of a share of New Common Stock such holder would otherwise be entitled to receive upon the Effective Time as a result hereof, multiplied by (B) (i) two (2) times (ii) the average closing price of one share of Old Common Stock for the ten (10) most recent trading days that the Old Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the New York Stock Exchange.

     This Certificate of Amendment shall be effective as of 4:01 p.m. (Eastern Daylight Saving Time) on July 15, 2004.

     IN WITNESS WHEREOF, said Corporation has caused this Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Secretary this 15th day of July, 2004.

/s/ Charles B. Fromm
Charles B. Fromm
Secretary